EXHIBIT 10.1

[BR Letterhead]

[Date]

[Name and Address]

Dear [ ]:

The Company offers Stock Options to its key employees as an incentive to focus on shareholder interests and long-term performance. As a key employee, you can impact the long-term performance of the Company and have been selected to participate in the Burlington Resources Inc. 2002 Stock Incentive Plan (“Plan”).

On [ ], you were awarded a grant of [      ] Incentive Stock Options (“ISOs”) and [      ] Non-Qualified Stock Options (“NQSOs”) for Burlington Resources Common Stock, at an exercise price of $[     ] per share.

One-half (1/2) of the stock options will vest and become exercisable after you have completed each of the first and second years respectively, of continuous employment with the Company or a subsidiary after [ ], except in the case of death or Permanent Disability (as defined by the Plan) or termination of your employment by the Company without Cause (as defined by the Plan) or your termination for Good Reason (as defined by the Plan). All of your ISOs will vest after the first year, subject to the terms and conditions of the Plan. Once vested, your NQSOs and ISOs may be exercised, in whole or in part, through [ ], and [     ], respectively, unless sooner terminated as a result of Plan provisions.

Other Information

If your employment with the Company terminates, all unvested options expire, except in certain circumstances described in the Plan, and vested options remain outstanding only to the extent and for the period provided in the Plan. Please be aware that the exercise of options has certain tax consequences. Please consult your personal tax advisor before exercising your options. For more information on these topics, please refer to the enclosed Summary Plan Description.

Exercise of your options must be confirmed in writing and delivered to the Corporate Secretary at the Corporate office in Houston, Texas, specifying the option to be exercised, exercise price and number of shares. In order to exercise an option, you must submit full payment in cash, BR Common Stock owned by you for at least six months and having a fair market value equal to the option price, or a combination of cash and BR Common Stock, or participate in a cashless exercise program through a broker approved in advance by the Corporate Secretary. You must also arrange for the payment to the Company of applicable withholding taxes resulting from the exercise of the option once the Company has notified you of the amount due.

The Options are subject to all of the terms and conditions of the Plan. For more information regarding options, please refer to the Plan, the enclosed Plan Summary and Summary Plan Description.

If you have any questions, please call [ ] at [ ].

Sincerely,

[ ]